Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.33

UP FROM $0.32 LAST YEAR

SAN FRANCISCO – August 20, 2009 – Gap Inc. (NYSE: GPS) today reported that net earnings for the second quarter, which ended August 1, 2009, were $228 million, or $0.33 per share on a diluted basis, compared with $229 million, or $0.32 per share on a diluted basis, for the second quarter last year.

“We’re proud to deliver second quarter earnings per share above last year, especially during a challenging environment,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “Building upon two years of work improving our economic model, we’re now putting further emphasis on changing the trajectory of our top line performance. Our focus is to find the right balance between maintaining our cost discipline and making appropriate, targeted investments to gain back market share.”

Financial Performance Highlights

•	Second quarter diluted earnings per share increased to $0.33 from $0.32 last year.

•	Second quarter gross margin increased by 150 basis points driven by improved merchandise margins.

•

Operating expenses in the second quarter of fiscal year 2009 were down about $50 million compared with the second quarter last year. Since the beginning of fiscal year 2007, operating expenses are down about $650 million.

•	Year to date, free cash flow was an inflow of $589 million, leaving the company with more than $2 billion in cash and cash equivalents.

Sales Results

Second quarter net sales were $3.25 billion, compared with $3.50 billion for the second quarter of last year. The company’s second quarter comparable store sales decreased 8 percent, compared with a decrease of 10 percent for the second quarter of last year. The company’s online sales for the second quarter of 2009, which includes Athleta, increased 17 percent to $224 million, compared with $191 million for the second quarter of last year.

The following table represents the company’s second quarter comparable store sales and net sales by division:

	Second Quarter Comparable Store Sales		Second Quarter Net Sales
	2009	2008	2009	2008
Gap North America	-10%	-6%	$878 million	$999 million
Banana Republic North America	-15%	-6%	$516 million	$599 million
Old Navy North America	-4%	-16%	$1.24 billion	$1.30 billion
International*	-5%	-6%	$361 million	$376 million
Gap Inc. Direct	n/a	n/a	$224 million	$191 million

*	Excludes wholesale business and franchise business

Additional Results and 2009 Outlook

Margins

Gross margin of 39.7 percent increased 150 basis points for the second quarter compared with the prior year.

Operating margin was 11.6 percent for the second quarter compared with 10.7 percent for the prior year.

Operating Expenses

Operating expenses were down $52 million in the second quarter of fiscal year 2009 compared with the prior year. The company expects operating expenses in the third quarter of fiscal year 2009 to be flat to up about $20 million compared with the third quarter of last year, primarily driven by the expected increase in marketing expense of about $25 million in the third quarter of fiscal year 2009 compared with the third quarter of last year.

Effective Tax Rate

The effective tax rate was 39.4 percent for the second quarter of fiscal year 2009. The company continues to expect that the effective tax rate will be about 39 percent for fiscal year 2009.

Share Repurchases

The company announced that it will likely resume share repurchases in the third quarter of fiscal year 2009.

Cash and Cash Equivalents and Short-term Investments

The company ended the second quarter with $2.1 billion in cash and cash equivalents and short-term investments. Year to date, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $589 million. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this release.

Inventory

On a year-over-year basis, the company reported that inventory per square foot was down 14 percent at the end of the second quarter. At the end of the third quarter of fiscal year 2009, the company expects inventory per square foot to be down in the high-single digits compared with the third quarter of fiscal year 2008. Please see the Financials section under the Investors tab on www.gapinc.com for the company’s explanation of numerical range guidance.

Depreciation and Amortization

The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, for fiscal year 2009 to be about $550 million.

Capital Expenditures

Year to date, capital expenditures were $131 million. The company continues to expect capital spending of about $350 million for fiscal year 2009.

Real Estate

During the second quarter of fiscal year 2009, the company opened 12 store locations and closed 16 store locations. This compares with 22 openings and 29 closings for the second quarter of the prior year.

The company ended the second quarter of fiscal year 2009 with 3,145 store locations, and net square footage decreased 0.3 percent from the end of fiscal year 2008.

Year to date, the company has opened 23 store locations and closed 27 store locations.

The company continues to expect that it will open about 50 stores and close about 100 stores for fiscal year 2009, including repositions. The company continues to expect that net square footage will decrease about 2 percent in fiscal year 2009 over last year.

The following table contains our second quarter store openings, store closings, and square footage for wholly owned stores:

	Quarter Ended August 1, 2009
	Store Locations Beginning of Q2	Store Locations Opened	Store Locations Closed	Store Locations End of Q2	Sq. Ft. (millions)
Gap North America	1,188	1	10	1,179	11.7
Gap Europe	175	4	—	179	1.5
Gap Asia	115	1	—	116	1.1
Old Navy North America	1,066	1	5	1,062	20.0
Banana Republic North America	575	5	1	579	4.9
Banana Republic Asia	27	—	—	27	0.2
Banana Republic Europe	3	—	—	3	—

Total	3,149	12	16	3,145	39.4

Webcast and Conference Call Information

Evan Price, vice president, Investor Relations, will host a summary of Gap Inc.’s second quarter fiscal year 2009 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Price will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. executive vice president and chief financial officer.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section under the Investors tab on www.gapinc.com. Replay of this event will be made available on (800) GAP-NEWS for four weeks after this announcement and archived on www.gapinc.com.

Gap Inc. Dresses NYSE in Denim and Rings The Closing Bell®

On Friday, August 21, 2009, the company celebrates its 40th anniversary and for the first time in New York Stock Exchange history, the NYSE trading floor community will wear jeans to work. Gap brand will outfit the Exchange trading floor for this one-time-only event in its 1969 Premium Jeans, a new collection named in honor of Gap’s debut year. Later that day, executives from the company will ring The Closing Bell® remotely from the company’s headquarters in San Francisco.

August Sales

The company will report August sales on September 3, 2009.

Forward-Looking Statements

This press release and related conference call and webcast contain unaudited financial information for the second quarter of 2009 and forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) maintaining cost discipline and making targeted investments; (ii) gaining back market share; (iii) operating expenses for the third quarter of fiscal year 2009; (iv) marketing expenses for the third quarter of fiscal year 2009; (v) effective tax rate for fiscal year 2009; (vi) share repurchases in the third quarter of fiscal year 2009; (vii) year-over-year change in inventory per square foot at the end of the third quarter of fiscal year 2009; (viii) depreciation and amortization for fiscal year 2009; (ix) capital expenditures for fiscal year 2009; (x) store openings and closings for fiscal year 2009; (xi) real estate square footage for fiscal year 2009; (xii) driving traffic; (xiii) improving comp store sales trends; (xiv) delivering healthy merchandise margins; (xv) maintaining cost discipline; (xvi) generating free cash flow; (xvii) focusing on return on invested capital, and (xviii) Old Navy store remodels.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the company’s financial performance or strategies; the highly competitive nature of the company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company’s information technology systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations; the risk that the company’s efforts to expand internationally through franchising and similar arrangements may not be successful and could impair the value of its brands; the risk that acts or omissions by the company’s third party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on the company’s reputation or operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009. Readers should also consult the company’s quarterly report on Form 10-Q for the fiscal quarter ended May 2, 2009.

These forward-looking statements are based on information as of August 20, 2009. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Louise Callagy

(415) 427-3502

Kris Marubio

(415) 427-1798

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	August 1, 2009	August 2, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,031	$1,606
Short-term investments	100	74
Restricted cash	21	33
Merchandise inventory	1,473	1,700
Other current assets	651	693

Total current assets	4,276	4,106
Property and equipment, net	2,775	3,129
Other long-term assets	654	467

Total assets	$7,705	$7,702

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$188
Accounts payable	1,038	1,227
Accrued expenses and other current liabilities	923	1,012
Income taxes payable	10	10

Total current liabilities	1,971	2,437
Lease incentives and other long-term liabilities	989	1,041
Total stockholders’ equity	4,745	4,224

Total liabilities and stockholders’ equity	$7,705	$7,702

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

($ and shares in millions except per share amounts)	13 Weeks Ended August 1, 2009	13 Weeks Ended August 2, 2008	26 Weeks Ended August 1, 2009	26 Weeks Ended August 2, 2008
Net sales	$3,245	$3,499	$6,372	$6,883
Cost of goods sold and occupancy expenses	1,957	2,161	3,845	4,203

Gross profit	1,288	1,338	2,527	2,680
Operating expenses	913	965	1,799	1,924

Operating income	375	373	728	756
Interest, net	(1)	(4)	(1)	(29)

Income before income taxes	376	377	729	785
Income taxes	148	148	286	307

Net income	$228	$229	$443	$478

Weighted-average number of shares - basic	697	717	696	725
Weighted-average number of shares - diluted	700	719	699	728

Earnings per share - basic	$0.33	$0.32	$0.64	$0.66
Earnings per share - diluted	$0.33	$0.32	$0.63	$0.66

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

($ in millions)	26 Weeks Ended August 1, 2009	26 Weeks Ended August 2, 2008
Cash flows from operating activities:
Net income	$443	$478
Depreciation and amortization (a)	284	281
Change in merchandise inventory	45	(128)
Other cash flows from operating activities, net	(52)	(69)

Net cash provided by operating activities	720	562

Cash flows from investing activities:
Purchases of property and equipment	(131)	(208)
Purchases of short-term investments	(100)	(75)
Maturities of short-term investments	—	177
Change in restricted cash	18	5

Net cash used for investing activities	(213)	(101)

Cash flows from financing activities:
Payments of long-term debt	(50)	—
Proceeds from share-based compensation, net of withholding tax payments	10	44
Repurchases of common stock	(45)	(500)
Excess tax benefit from exercise of stock options and vesting of stock units	—	3
Cash dividends paid	(118)	(123)

Net cash used for financing activities	(203)	(576)

Effect of exchange rate fluctuations on cash	12	(3)

Net increase (decrease) in cash and cash equivalents	316	(118)
Cash and cash equivalents at beginning of period	1,715	1,724

Cash and cash equivalents at end of period	$2,031	$1,606

(a)	Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($ in millions)	26 Weeks Ended August 1, 2009	26 Weeks Ended August 2, 2008
Net cash provided by operating activities	$720	$562
Less: purchases of property and equipment	(131)	(208)

Free cash flow (a)	$589	$354

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric as it represents a measure of how much cash a company has available after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.